Exhibit 1

     As required by Item 8 of the Schedule 13G to which this exhibit is attached, the name and classification of each member of the group is provided below:

Identification	Classification

Financial Technology Ventures (Q), L.P.	PN

Financial Technology Ventures, L.P.	PN

Financial Technology Ventures II (Q), L.P.	PN

Financial Technology Ventures II, L.P.	PN

Financial Technology Management, LLC	OO

Financial Technology Management II, LLC	OO

James C. Hale, III	IN

Robert Huret	IN

Richard Garman	IN